[FIRSTAR LOGO]



                               September 22, 1999



OshKosh B'Gosh, Inc.
112 Otter Avenue
OshKosh, Wisconsin  54901

Attention:  David Omachinski
            Vice President of Finance

       Re:  Senior Credit Facilities--Commitment Offer

Ladies and Gentlemen:

            OshKosh B'Gosh, Inc. (the "Company") has advised Firstar Bank Milwaukee, N.A. ("Firstar") that it wishes to repurchase shares of its issued and outstanding common stock for an aggregate cash consideration of not more than $125,000,000 (the "Stock Repurchase"). In connection with the Stock Repurchase the Company wishes to obtain an aggregate of $200,000,000 in credit facilities (the "Credit Facilities") to finance the Stock Repurchase, to refinance certain of the Company's existing credit facilities and to finance the ongoing requirements of the Company.

            Firstar is pleased to advise you that we are committed to provide up to $40,000,000 of the Credit Facilities, upon and subject to the terms and conditions summarized in this letter and the Summary of Proposed Terms attached as Exhibit A hereto. Other institutional lenders have separately committed for and have been allocated the remaining $160,000,000 principal amount of the Credit Facilities as set forth on Exhibit B hereto, in each case based upon and subject to the terms and conditions summarized in this letter and the Summary of Proposed Terms attached hereto (individually a "Lender" and collectively the "Lenders", including Firstar and other institutional lenders from time to time executing commitments to provide any part of the Credit Facilities).

            The Lenders' several commitments are subject to the negotiation, execution and delivery prior to November 1, 1999 of definitive documentation with respect to the Credit Facilities prepared by Firstar's counsel and reasonably satisfactory to the Lenders. Such documentation shall contain the terms and conditions set forth in the Summary of Proposed Terms attached hereto and such other covenants, representations and warranties, events of default, conditions precedent, security arrangements, indemnities and other terms and conditions as shall be reasonably satisfactory to the Lenders and the Company.

            We have reviewed certain historical financial statements of the Company and the Company's six-year financial projections dated July 29, 1999 previously furnished to us. If the Lenders' continuing review of materials about the Company discloses information, or the Lenders otherwise discover information not previously disclosed the Lenders, which any Lender reasonably believes has or could have a material adverse impact on the Company, Firstar may, in its sole discretion, suggest alternative financing amounts or structures, and such Lender, including Firstar, may, in its sole discretion, decline to participate in the Credit Facilities.

         You represent and warrant that (a) all information which has been or is hereafter made available to the Lenders by you or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections that have been or are hereafter prepared by you and made available to the Lenders or any other participants in the Credit Facilities have been or will be prepared in good faith based upon reasonable assumptions. You agree to supplement the information and projections referred to in clauses (a) and (b) above from time to time until closing of the Credit Facilities so that the representation and warranty in the preceding sentence remains correct. In providing the Credit Facilities, the Lenders will be using and relying on such information and projections without independent verification thereof.

         The costs and expenses (including, without limitation, the reasonable fees and expenses of counsel to Firstar and Firstar's reasonable out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless each Lender and each director, officer, employee, affiliate and agent thereof (each, an "Indemnified Person") against, and to reimburse each Indemnified Person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("Losses") to which such Indemnified Person may become subject insofar as such Losses arise out of or in any way relate to or result from this letter or providing the financing contemplated hereby, including, without limitation, Losses consisting of reasonable legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such Indemnified Person is a party thereto); provided that the foregoing will not apply to any Losses to the extent they are found by a final decision of a court of competent jurisdiction to have resulted principally from (a) the gross negligence or willful misconduct of such Indemnified Person, (b) the breach by such Indemnified Person of any written agreement between such Indemnified Person and the Company, (c) any express agreement between such Indemnified Person and any third party, or (d) any income taxes of any Lender.

         By executing this letter, you acknowledge that this letter is the only agreement between you and the Lenders with respect to the Credit Facilities and sets forth the entire understanding of the parties with respect thereto. This letter may not be changed except pursuant to a writing signed by each of the parties hereto. This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and shall not be assignable by you or any Lender. This letter shall be governed by, and construed in accordance with, the internal laws of the State of Wisconsin.

          You agree to consult with us prior to issuing any public announcement, statement or other disclosure with respect to this letter or the financing transactions contemplated hereby and you shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law.

          This letter may be executed by the parties hereto in counterparts, each of which shall be an original and all of which together shall constitute one instrument. This letter may be effectively delivered by facsimile transmission; provided that any party delivering by facsimile transmission shall promptly deliver an original, executed copy of this letter to the other party.

          If you are in agreement with the foregoing, please sign and return to Firstar the enclosed copies of this letter no later than 5:00 p.m., Milwaukee time, on September 30, 1999. This offer shall terminate at such time unless prior thereto we shall have received signed copies of this letter.

          Firstar appreciates having been given the opportunity by you to be involved in this transaction.

                                        Very truly yours,

                                        FIRSTAR BANK MILWAUKEE, N.A.
                                             For itself and as Agent


                                        By:  /s/ Jeff Janza
                                           ------------------------------
                                        Name:  Jeff Janza
                                             ----------------------------
                                        Title: Vice President
                                              ---------------------------


Accepted and agreed to
as of September 30, 1999:

OSHKOSH B'GOSH, INC.


By:  /s/ David L. Omachinski
   ---------------------------------
Name: David L. Omachinski
     -------------------------------
Title: VP - Finance, Treasurer & CFO
      ------------------------------

                                   Exhibit A

                           Summary of Proposed Terms



Borrower:             Oshkosh B'Gosh, Inc. (the "Company").

Agent:                Firstar Bank Milwaukee, N.A. (the "Agent" or "Firstar").

Arranger:             Firstar Capital Markets ("FCM").

Lenders: Firstar and other financial institutions listed on Exhibit B hereto (the "Banks" or the "Lenders").

Facilities:           1. Revolving Line of Credit (the "Revolver").
                      2. Term Loan (the "Term Loan" and, together with the
                      Revolver, the "Facilities.")

Amount:               1. $75,000,000.
                      2. $125,000,000.

Maturity:             1. Three years from closing.
                      2. Five years from closing.

Amortization:         1. None.
                      2. Annual installments of $15,000,000.

Purpose:              1. For general corporate purposes.
                      2. To finance the repurchase of the Company's common
                         stock.

Collateral:           1 & 2. Unsecured with a negative pledge of assets.

Availability:         1. Outstanding loans under the facility must be reduced to $0 for 60 consecutive days each year.
                      2. The Term Loan may be partially drawn at closing, but
                      must be completely drawn or permanently reduced within 180 days of closing.

Borrowing Options:    The Company's borrowing options for advances under the
                      Facilities will include a Base Rate and a LIBOR Rate Option.

                      Base Rate shall refer to Firstar's prime rate.

                           LIBOR Rate means Firstar's LIBOR rate which will be adjusted for reserves and other regulatory requirements plus the Applicable Margin as shown below. LIBOR advances require a 2-day notice and must be in a minimum amount of $1,000,000 and in increments of $250,000. No more than ten LIBOR advances may be outstanding at any one time.

LIBOR Periods:             One, two, or three-month LIBOR periods.

Prepayment:                The loans may be prepaid at any time without premium
                           except that prepayment during LIBOR interest periods will require the payment of customary break-funding charges.

Letters of Credit:         The Company may request the Banks to issue letters of
                           credit under the Revolver up to an aggregate amount of $45,000,000.

Swing Line:                Firstar will provide from time to time up to
                           $5,000,000 under a Swing Line available to the Company. The Swing Line is provided as an accommodation to the Company and the Banks to handle daily activity for small advances. Advances under the Swing Line will be at the Base Rate or a rate quoted by Firstar and shall reduce availability under the Facilities. Firstar shall not be obligated to make any advances under the Swing Line after the occurrence and during the continuation of a Default or an Event of Default. All Banks will be required to fund a pro-rata share of any outstandings under the Swing Line at Firstar's option after the occurrence of a Default or Event of Default.

Pricing: The Applicable Margin for borrowings bearing interest at the LIBOR Rate shall be the applicable rate per annum set forth below:


                              Debt/EBITDA              LIBOR Spread
                              -----------              ------------
                                > 2.00                      1.50%
                                -
                          > 1.50 and < 2.00                 1.25%
                          -
                          > 1.00 and < 1.50                 1.00%
                          -
                                < 1.00                      0.75%


Unused Fee:               The Company shall pay an unused fee as set forth below
                          based on the average unused portion of the Facilities:

                                  Debt/EBITDA                   Unused Fee
                                  -----------                   ----------

                                       >2.00                      .275%
                                       -
                                  >1.50 and < 2.                  .250%
                                  -
                                  >1.00 and < 1.                  .225%
                                  -
                                       < 1.00                     .200%

Other Fee:                Separate closing and arrangements fee will be payable at
                          closing as agreed upon between the Company and the Agent.

Interest Fees &           Per annum interest and fees to be calculated on the basis of a
  Calculations:           360-day year and actual days elapsed and paid monthly.

Legal Expenses:           The Company will pay all of the Agent's legal expenses.

Financial Reports:        (i) Audited consolidated financial statements of the Company by accountants of recognized standing acceptable to Firstar together with an officer's certificate showing compliance with the financial covenants shall be due within 90 days after each fiscal year-end.
                          (ii) Unaudited consolidated financial statements of the
                          Company together with an officer's certificate showing
                          compliance with the financial covenants shall be due within 45 days of each quarter end.
                          (iii) Such other information as Firstar may from time to time reasonably request.

Closing Conditions:       Conditions of closing to include satisfactory due diligence, no material adverse change and no material litigation.

Documentation:            The Facilities will be subject to the execution of a credit agreement, closing certificates and opinions of counsel
                          regarding, without limitation, the due authorization,
                          execution, validity and enforceability of the loan documents, in form satisfactory to Firstar and its counsel. The loan
                          documents will contain conditions, representations, warranties and covenants regarding the condition of the Company's
                          properties, the conduct of the Company's business in
                          compliance with the environmental laws and absence of
                          material litigation, claims or orders concerning environmental matters.

Representations          Customary including representations regarding corporate
  & Warranties:          existence, authorization, financial statements,
                         absence of material adverse change, absence of material litigation and material contingent obligations, taxes, subsidiaries, ERISA, compliance with laws, ownership of properties, insurance and absence of default.

Covenants:               Customary including compliance with laws, maintenance
                         of insurance, keeping of books, conduct of business, maintenance of properties, payment of taxes, restriction on liens, limitation on additional indebtedness, limitation on sale of assets, limitation on dividends and share repurchases, limitation on mergers and change of control and inspection of records.

Financial Covenants:     The principal financial covenants of the Facilities,
                         to be measured on a four-quarters rolling basis, will include the following:

                         MINIMUM FIXED CHARGE RATIO The Company will not permit the ratio of (i) earnings before interest, taxes, depreciation and amortization to (ii) interest expense and scheduled principal payments to be less than 1.75 from closing through December 30, 2001; 2.00 from December 31, 2001 through December 30, 2002; 2.25 from December 31, 2002 through December 30, 2003; and 2.50 thereafter.

                         MINIMUM INTEREST COVERAGE RATIO The Company will not permit the ratio of (i) earnings before interest expense and taxes to (ii) interest expense to be less than 3.00.

                         MAXIMUM DEBT TO EBIDTA The Company will not permit the ratio of total indebtedness (including obligations under letters of credit) to earnings before interest, taxes and depreciation and amortization to be greater than the following

                                             1999      2000      2001      2002     2003    2004
                                             ----      ----      ----      ----     ----    ----
                         Quarters 1,2,3      n/a       3.50      3.00      2.50     2.25    2.00
                         Fiscal Year End     2.75      2.50      2.25      2.00     1.75    n/a

Defaults:                Customary including failure to make payment in
                         connection with the Facilities when due (after giving effect to any grace period), breach of representations and warranties, default in any covenant (after giving effect to any cure period), cross default to any occurrence of default under any other agreement for indebtedness, events of bankruptcy, certain ERISA defaults and the occurrence on any material judgement.

                                   Exhibit B

                                  Commitments


             Firstar Bank Milwaukee, N.A.             $40,000,000

             Bank One, NA                             $30,000,000

             Harris Trust and Savings Bank            $30,000,000

             BankBoston, N.A.                         $30,000,000

             Wells Fargo HSBC Trade Bank N.A.         $20,000,000

             LaSalle Bank, N.A.                       $20,000,000

             U.S. Bank National Association           $15,000,000

             M&I Marshall & Ilsley Bank               $15,000,000